Exhibit 99.5

OLYMPUS SECURITIES, LLC

                                July 15, 2005

Mr. Elwood G. Norris
American Technology Corporation
13114 Evening Creek Drive South
San Diego, CA 92125

Dear Woody,

This letter will serve to document the fee arrangement between American Technology Corporation (the "Company") and Olympus Securities, LLC ("Olympus") regarding Olympus' involvement in the purchase of common stock and warrants (the "Transaction") by Iroquois Capital (and affiliates), Special Situation Fund (and affiliates), Pequot Capital Management (and affiliates), SDS Capital Group (and affiliates), and certain other institutional investors (collectively, the "Purchasers").

Upon closing of the Transaction, the Company will pay Olympus (or cause Olympus to be paid) a fee in cash equal to 5% of the Transaction gross proceeds at closing. Olympus' 5% fee shall also be earned and payable to Olympus upon consummation of one or more future transactions with respect to gross proceeds invested by the Purchasers and their affiliates, within one year of the closing date of the Transaction, which transaction occurs as a result of this letter agreement. No commission is earned or payable to Olympus upon exercise of warrants issued in this Transaction or any future transactions.

The Company agrees to indemnify Olympus and its directors, officers, shareholders, and employees (the "Indemnified Parties") from and against any claims, actions, suits, proceedings, damages, liabilities and expenses ("Losses") incurred by such Indemnified Party arising out of the Transaction, except to the extent such losses were due to the gross negligence or intentional misconduct of Olympus.

If this fee agreement is acceptable to you, please countersign the one copy of this letter and return it to Olympus.

Sincerely, /s/ Jeffrey M. Berman
Jeffrey M. Berman Partner
Acknowledged and Agreed: American Technology Corporation By: /s/ Elwood G. Norris Elwood G. Norris Chairman

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